                                                                    EXHIBIT 99.1


           [ATMOS ENERGY CORPORATION LETTERHEAD AND LOGO APPEAR HERE]

DATE: July 23, 1998                          MEDIA & INVESTOR/ANALYST
                                             CONTACT:  Lynn Hord (972) 855-3729
FOR RELEASE: Immediately


                     ATMOS ENERGY REPORTS EARNINGS INCREASE
                                IN THIRD QUARTER


Dallas, Texas - Atmos Energy Corporation (NYSE: ATO) today reported net income of $1.7 million or $.06 per share for its third quarter ended June 30, 1998. This compares with a loss of $3.0 million or ($.10) per share for the same period in fiscal 1997. The Company reported net income of $59.2 million or $1.98 per share for the nine months ended June 30, 1998, compared with $45.8 million or $1.55 per share for the same period in fiscal 1997.

Earnings increased in the third quarter of 1998 despite weather that was 34% warmer than the same period last year. The increase in third quarter earnings is primarily attributable to lower operation and maintenance expenses resulting from the company's reorganization and integration activities, the increase in gas sales in West Texas for powering engines for irrigation pumps and an increase in the earnings contribution from the company's 45% interest in Woodward Marketing LLC, its gas services affiliate. Woodward's results improved due to higher gas sales as well as benefits of better average margins. Irrigation volumes increased more than 95% in the current quarter as compared to the same period last year. The third quarter also benefited from the sale of an airplane, acquired in the United Cities Gas Company merger. The sale of the airplane added $0.5 million to net income or about $.02 per share. The proceeds from the sale of the airplane were used to reduce short-term debt.

"Our third quarter financial results continue the earnings momentum already shown in 1998 from continuing growth and the success of our reorganization and United Cities integration initiatives. Increased irrigation sales in West Texas resulting from the hot, dry weather in that area also benefited third quarter results," said Robert W. Best, chairman, president and chief executive officer of Atmos.

Atmos Energy Corporation of Dallas, Texas, distributes natural gas and propane to more than one million customers in 13 states through its operating divisions
- Energas Company, Greeley Gas Company, Trans Louisiana Gas Company, United Cities Gas Company, Western Kentucky Gas Company and Atmos Propane Inc.


More....

ATMOS ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(UNAUDITED)

                                       Three Months Ended June 30     Nine Months Ended June 30
                                           1998          1997           1998          1997
                                         ---------     ---------      ---------     ---------
Statements of Income
(000's except per share)

Operating revenues                       $ 137,311     $ 143,713      $ 721,192     $ 786,974
Purchased gas                               79,945        84,167        440,254       505,911
                                         ---------     ---------      ---------     ---------
   Gross profit                             57,366        59,546        280,938       281,063

Operation & maintenance expense             29,940        37,967        103,977       125,440
Depreciation and amortization               12,332        11,809         36,116        34,874
Taxes, other than income                     7,212         7,295         24,808        25,607
Income taxes                                   951        (2,124)        35,945        27,500
                                         ---------     ---------      ---------     ---------
   Total operating expenses                 50,435        54,947        200,846       213,421

Operating income                             6,931         4,599         80,092        67,642
Other income                                 2,536           824          5,540         3,926

Interest charges, net                        7,791         8,442         26,436        25,806
                                         ---------     ---------      ---------     ---------
Net income (loss)                        $   1,676     $  (3,019)     $  59,196     $  45,762
                                         =========     =========      =========     =========
Basic net income (loss)  per share       $     .06     $    (.10)     $    1.99     $    1.56
                                         =========     =========      =========     =========
Diluted net income (loss) per share      $     .06     $    (.10)     $    1.98     $    1.55
                                         =========     =========      =========     =========
Cash dividends per share                 $    .265     $    .252      $    .795     $    .755
                                         =========     =========      =========     =========
Weighted average shares outstanding:

        Basic                               29,910        29,464         29,739        29,361
        Diluted                             29,941        29,507         29,948        29,506


Balance Sheet Items (000's)                          June 30,1998   Sept. 30, 1997
---------------------------                          ------------   --------------
Property, plant and equipment                         $1,410,911      $1,332,672
Net property, plant and equipment                        888,280         849,127
Total assets                                           1,116,838       1,088,311
Shareholders' equity                                     378,394         327,260

                                                  Quarter Ended      Quarter Ended
Statistics                                        June 30, 1998      June 30, 1997
----------                                        -------------      -------------
Heating degree days                                       304               463
Percent of normal                                          96%              146%
Total throughput (MMcf as metered)                     38,339            39,788
Propane - gallons (000's)                               3,462             3,176

Natural gas meters                                  1,004,610           986,945
Propane customers                                      30,619            29,097
                                                    ---------         ---------
Total customers                                     1,035,229         1,016,042


                                       ###